Filed pursuant to Rule 433

Registration Statement No. 333-284693

Issuer Free Writing Prospectus dated May 12, 2026

Relating to Preliminary Prospectus Supplement dated May 12, 2026

$2,000,000,000

Pricing Term Sheet

$650,000,000 4.550% Notes due 2028 (the “2028 Notes”)

$850,000,000 4.950% Notes due 2031 (the “2031 Notes”)

$500,000,000 5.550% Notes due 2036 (the “2036 Notes”)

Issuer:	PayPal Holdings, Inc. (the “Company”)

Trade Date:	May 12, 2026

Settlement Date:	May 15, 2026 (T+3)**

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Anticipated Ratings:*	A3 (Moody’s Investors Service, Inc.) A- (Standard & Poor’s Ratings Services) A- (Fitch, Inc.)

Joint Book-Running Managers:

BofA Securities, Inc.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

Citigroup Global Markets Inc.

Morgan Stanley & Co. LLC

MUFG Securities Americas Inc.

Scotia Capital (USA) Inc.

Wells Fargo Securities, LLC

Co-Managers:

Barclays Capital Inc.

BNP Paribas Securities Corp.

HSBC Securities (USA) Inc.

TD Securities (USA) LLC

Santander US Capital Markets LLC

Mizuho Securities USA LLC

nabSecurities, LLC

Oversea-Chinese Banking Corporation Limited***

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

Standard Chartered Bank****

Academy Securities, Inc. R. Seelaus & Co., LLC Loop Capital Markets LLC Siebert Williams Shank & Co., LLC Independence Point Securities LLC Samuel A. Ramirez & Company, Inc.

Security:	Senior unsecured notes

Principal Amount:	$650,000,000 of 2028 Notes $850,000,000 of 2031 Notes $500,000,000 of 2036 Notes

Maturity Date:	June 1, 2028 for the 2028 Notes June 1, 2031 for the 2031 Notes June 1, 2036 for the 2036 Notes

Coupon (Interest Rate):	4.550% per annum for the 2028 Notes 4.950% per annum for the 2031 Notes 5.550% per annum for the 2036 Notes

Interest Payment Dates:	Semi-annually on each June 1 and December 1, commencing December 1, 2026 for the 2028 Notes, 2031 Notes and 2036 Notes

Day Count Convention:	30/360

Price to Public:	99.909% for the 2028 Notes 99.900% for the 2031 Notes 99.897% for the 2036 Notes

Benchmark Treasury:	3.750% due April 30, 2028 for the 2028 Notes 3.875% due April 30, 2031 for the 2031 Notes 4.125% due February 15, 2036 for the 2036 Notes

Benchmark Treasury Price/Yield:	99-17 1/4 / 3.996% for the 2028 Notes 98-28 3/4 / 4.122% for the 2031 Notes 97-11 / 4.463% for the 2036 Notes

Spread to Benchmark Treasury:	60 basis points for the 2028 Notes 85 basis points for the 2031 Notes 110 basis points for the 2036 Notes

Yield to Maturity:	4.596% for the 2028 Notes 4.972% for the 2031 Notes 5.563% for the 2036 Notes

Make-Whole Call:

2028 Notes: At any time prior to June 1, 2028, at a discount rate of Treasury plus 10 basis points

2031 Notes: At any time prior to May 1, 2031, at a discount rate of Treasury plus 15 basis points

2036 Notes: At any time prior to March 1, 2036, at a discount rate of Treasury plus 20 basis points

Par Call:

2028 Notes: N/A

2031 Notes: At any time on and after May 1, 2031 (one month prior to the maturity date of the 2031 Notes)

2036 Notes: At any time on and after March 1, 2036 (three months prior to the maturity date of the 2036 Notes)

CUSIP/ISIN:	70450YAU7 / US70450YAU73 for the 2028 Notes 70450YAV5 / US70450YAV56 for the 2031 Notes 70450YAW3 / US70450YAW30 for the 2036 Notes

Net Proceeds Before Expenses:	$647,783,500 for the 2028 Notes $846,175,000 for the 2031 Notes $497,235,000 for the 2036 Notes

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the first business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the first business day preceding the settlement date should consult their own advisors.

***

Oversea-Chinese Banking Corporation Limited (“OCBC”) is restricted in its securities dealings in the United States and OCBC will not offer and sell notes in the United States. OCBC will not agree to procure, or procure, purchasers to purchase notes that are offered or sold in the United States. OCBC shall offer and sell the Securities constituting part of its allotment solely outside the United States.

****	Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

The Company has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents that the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement, the accompanying prospectus and, when available, the final prospectus supplement if you request it by contacting: BofA Securities, Inc. at 1-800-294-1322; Deutsche Bank Securities Inc. at 1-800-503-4611; or Goldman Sachs & Co. LLC at 1-866-471-2526.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.